EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STURM, RUGER & COMPANY, INC. REPORTS 2024

DILUTED EARNINGS OF $1.77 PER SHARE AND

DECLARES DIVIDEND OF 24¢ PER SHARE

SOUTHPORT, CONNECTICUT, February 19, 2025--Sturm, Ruger & Company, Inc. (NYSE-RGR) announced today that for 2024 the Company reported net sales of $535.6 million and diluted earnings of $1.77 per share, compared with net sales of $543.8 million and diluted earnings of $2.71 per share in 2023.

For the fourth quarter of 2024, net sales were $145.8 million and diluted earnings were 62¢ per share. For the corresponding period in 2023, net sales were $130.6 million and diluted earnings were 58¢ per share.

The Company also announced today that its Board of Directors declared a dividend of 24¢ per share for the fourth quarter for stockholders of record as of March 14, 2025, payable on March 28, 2025. This dividend varies every quarter because the Company pays a percentage of earnings rather than a fixed amount per share. This dividend is approximately 40% of net income.

Chief Executive Officer Christopher J. Killoy commented on the Company’s strong finish to the year, “We were pleased with our sales growth and improved profitability in the fourth quarter, despite the apparent reduction in consumer demand, as adjusted NICS checks decreased 6% from the prior year. Our disciplined approach, long-term focus on generating shareholder value, diverse product catalog, and commitment to new product development allow us to succeed during the ebbs and flows of the firearms market. We enter 2025 with a strong, debt-free balance sheet, reduced inventories at our independent distributors, and a full pipeline of recently launched new products and many others still under development.”

Mr. Killoy recounted the tremendous accomplishments of the Company’s product development teams in 2024, “The flurry of new product introductions in our 75th Anniversary year culminated with the December 11th launch of the new RXM, a 9mm pistol that was imagined, designed, and developed in collaboration with Magpul Industries. This partnership resulted in a truly innovative product that offers maximum flexibility and customization, with a removable stainless steel fire control insert set inside an interchangeable Magpul enhanced handgun grip. Our roster of new product introductions for 2024 also includes:

•	American Rifle Generation II family of rifles,
•	The Marlin 1894, 1895 and 336 lever-action rifles,
•	LC Carbine chambered in .45 Auto and 10mm Auto,
•	75th Anniversary Mark IV Target pistol,
•	75th Anniversary 10/22 rifles,
•	75th Anniversary LCP MAX pistol, and
•	Mini-14 rifle with side-folding stock.

Mr. Killoy commented on the upcoming Chief Executive Officer transition, “We recently announced that Todd Seyfert will become our President and Chief Executive Officer on March 1, allowing for a smooth transition before my planned retirement in May. I want to take this opportunity to publicly welcome Todd to Ruger. Todd has already met our senior leaders and is excited to meet the rest of the Ruger team and lead this great company. I know Todd and the team will continue to deliver innovative and exciting new products to our consumers, profitability to our independent distributors and retailers, and long-term value to our shareholders. On a personal note, I want to express my sincere thanks to all the members of the Ruger team who I have had the pleasure of working with since I joined Ruger in 2003. I look forward to continuing to serve on the Board of Directors and supporting Todd and the Ruger team as we move into our next chapter.”

Mr. Killoy made the following observations related to the Company’s 2024 performance:

•	The estimated unit sell-through of the Company’s products from the independent distributors to retailers increased 5% in 2024 compared to 2023. In 2024, NICS background checks, as adjusted by the National Shooting Sports Foundation, decreased 4% from 2023. The increase in the sell-through of the Company’s products despite the decrease in adjusted NICS background checks may be attributable to new product introductions, like the Ruger American Rifle Generation II bolt-action rifles and the Marlin lever-action rifles, which helped offset aggressive promotions, discounts, rebates, and the extension of payment terms offered by the Company’s competitors.

•	New products represented $159.3 million or 32% of firearms sales in 2024, an increase from $119.0 million or 23% of firearms sales in 2023. New product sales include only major new products that were introduced in the past two years. In 2024, new products included the RXM pistol, American Centerfire Rifle Generation II, Marlin 1894 lever-action rifles, Security-380 pistol, Super Wrangler revolver, and LC Carbine, as well as the Small-Frame Autoloading Rifle and the Marlin 1895 lever-action rifles, which were only included for a portion of the year.

•	In 2024, the Company’s finished goods inventory decreased 28,300 units and distributor inventories of the Company’s products decreased 63,500 units.

•	Cash provided by operations during 2024 was $55.5 million. At December 31, 2024, our cash and short-term investments totaled $105.5 million. Our current ratio is 4.2 to 1 and we have no debt.

•	In 2024, capital expenditures totaled $20.8 million related to new product introductions and upgrades to our manufacturing equipment and facilities. In 2025, the Company expects capital expenditures to approximate $20 million.

•	In 2024, the Company returned $46.2 million to its shareholders through:

o	the payment of $11.8 million of dividends, and

o	the repurchase of 835,060 shares of its common stock in the open market at an average price of $41.19 per share, for a total of $34.4 million.

•	At December 31, 2024, stockholders’ equity was $319.6 million, which equates to a book value of $19.03 per share, of which $6.28 per share was cash and short-term investments.

Today, the Company filed its Annual Report on Form 10-K for 2024. The financial statements included in this Annual Report on Form 10-K are attached to this press release.

Tomorrow, February 20, 2025, Sturm, Ruger will host a webcast at 9:00 a.m. ET to discuss the fourth quarter and year-end 2024 operating results. Interested parties can listen to the webcast via this link or by visiting Ruger.com/corporate. Those who wish to ask questions during the webcast will need to pre-register prior to the meeting.

The Annual Report on Form 10-K for 2024 is available on the SEC website at SEC.gov and the Ruger website at Ruger.com/corporate. Investors are urged to read the complete Annual Report on Form 10-K to ensure that they have adequate information to make informed investment judgments.

About Sturm, Ruger & Co., Inc.

Sturm, Ruger & Co., Inc. is one of the nation's leading manufacturers of rugged, reliable firearms for the commercial sporting market. With products made in America, Ruger offers consumers almost 800 variations of more than 40 product lines, across both the Ruger and Marlin brands. For over 75 years, Ruger has been a model of corporate and community responsibility. Our motto, “Arms Makers for Responsible Citizens®,” echoes our commitment to these principles as we work hard to deliver quality and innovative firearms.

The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company, the impact of future firearms control and environmental legislation, and accounting estimates, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.

STURM, RUGER & COMPANY, INC.

Consolidated Balance Sheets

(Dollars in thousands, except per share data)

December 31,	2024	2023

Assets

Current Assets

Cash and cash equivalents	$10,028	$15,174
Short-term investments	95,453	102,485
Trade receivables, net	67,145	59,864

Gross inventories	149,417	150,192
Less LIFO reserve	(66,398)	(64,262)
Less excess and obsolescence reserve	(6,533)	(6,120)
Net inventories	76,486	79,810

Prepaid expenses and other current assets	9,245	14,062
Total Current Assets	258,357	271,395

Property, plant and equipment	477,622	462,397
Less allowances for depreciation	(406,373)	(390,863)
Net property, plant and equipment	71,249	71,534

Deferred income taxes	16,681	11,976
Other assets	37,747	43,912
Total Assets	$384,034	$398,817

STURM, RUGER & COMPANY, INC.

Consolidated Balance Sheets (Continued)

(Dollars in thousands, except per share data)

December 31,	2024	2023

Liabilities and Stockholders’ Equity

Current Liabilities

Trade accounts payable and accrued expenses	$35,750	$31,708
Contract liabilities with customers (Note 2)	—	149
Product liability	431	634
Employee compensation and benefits	18,824	24,660
Workers’ compensation	5,804	6,044
Total Current Liabilities	60,809	63,195

Lease liability (Note 7)	1,747	2,170
Employee compensation	1,835	1,685
Product liability accrual	61	46

Contingent liabilities (Note 20)	—	—

Stockholders’ Equity
Common stock, non-voting, par value $1:
Authorized shares – 50,000; none issued
Common stock, par value $1:
Authorized shares – 40,000,000
2024 – 24,467,983 issued,
16,790,824 outstanding
2023 – 24,437,020 issued,
17,458,620 outstanding	24,468	24,437
Additional paid-in capital	50,536	46,849
Retained earnings	436,609	418,058
Less: Treasury stock – at cost
2024 – 7,677,159 shares
2023 – 6,978,400 shares	(192,031)	(157,623)
Total Stockholders’ Equity	319,582	331,721
Total Liabilities and Stockholders’ Equity	$384,034	$398,817

STURM, RUGER & COMPANY, INC.

Consolidated Statements of Income and Comprehensive Income

(In thousands, except per share data)

Year ended December 31,	2024	2023	2022

Net firearms sales	$532,608	$540,746	$593,289
Net castings sales	3,035	3,021	2,553
Total net sales	535,643	543,767	595,842

Cost of products sold	421,228	410,148	415,757

Gross profit	114,415	133,619	180,085

Operating Expenses (Income):
Selling	38,755	38,788	36,114
General and administrative	44,006	42,752	40,551
Other operating income, net	—	(5)	(36)
Total operating expenses	82,761	81,535	76,629

Operating income	31,654	52,084	103,456

Other income:
Royalty income	857	658	837
Interest income	4,885	5,465	2,552
Interest expense	(102)	(205)	(256)
Other income, net	481	822	1,690
Total other income, net	6,121	6,740	4,823

Income before income taxes	37,775	58,824	108,279

Income taxes	7,212	10,609	19,947

Net income and comprehensive income	$30,563	$48,215	$88,332

Basic Earnings Per Share	$1.79	$2.73	$5.00

Diluted Earnings Per Share	$1.77	$2.71	$4.96

Weighted average number of common shares outstanding – Basic	17,088,205	17,676,955	17,648,850

Weighted average number of common shares outstanding – Diluted	17,270,101	17,811,218	17,793,348

Cash Dividends Per Share	$0.69	$6.27	$2.42

STURM, RUGER & COMPANY, INC.

Consolidated Statements of Cash Flows

(In thousands)

Year ended December 31,	2024	2023	2022

Operating Activities
Net income	$30,563	$48,215	$88,332
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	22,063	22,383	25,789
Stock-based compensation	4,342	3,989	1,671
Excess and obsolescence inventory reserve	413	1,308	501
Gain on sale of assets	—	(5)	(36)
Deferred income taxes	(4,705)	(5,867)	(5,573)
Changes in operating assets and liabilities:
Trade receivables	(7,281)	5,585	(8,413)
Inventories	2,911	(16,125)	(21,644)
Trade accounts payable and accrued expenses	3,789	(4,406)	(640)
Contract liability with customers	(149)	(882)	1,031
Employee compensation and benefits	(5,869)	(6,469)	(3,420)
Product liability	(188)	372	(584)
Prepaid expenses, other assets and other liabilities	9,615	(13,026)	(954)
Income taxes receivable/payable	—	(1,171)	1,171
Cash provided by operating activities	55,504	33,901	77,231

Investing Activities
Property, plant and equipment additions	(20,821)	(15,796)	(27,730)
Purchases of short-term investments	(138,885)	(192,627)	(365,480)
Proceeds from maturity of short-term investments	145,917	249,274	406,319
Net proceeds from sale of assets	—	5	100
Cash (used for) provided by investing activities	(13,789)	40,856	13,209

Financing Activities
Dividends paid	(11,829)	(110,789)	(42,718)
Repurchase of common stock	(34,408)	(11,811)	(222)
Payment of employee withholding tax related to share-based compensation	(624)	(2,156)	(3,371)
Cash used for financing activities	(46,861)	(124,756)	(46,311)

(Decrease) increase in cash and cash equivalents	(5,146)	(49,999)	44,129
Cash and cash equivalents at beginning of year	15,174	65,173	21,044
Cash and cash equivalents at end of year	$10,028	$15,174	$65,173

Non-GAAP Financial Measure

In an effort to provide investors with additional information regarding its results, the Company refers to various United States generally accepted accounting principles (“GAAP”) financial measures and two non-GAAP financial measures, EBITDA and EBITDA margin, which management believes provides useful information to investors. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that the non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. The Company believes that EBITDA and EBITDA margin are useful to understanding its operating results and the ongoing performance of its underlying business, as EBITDA provides information on the Company’s ability to meet its capital expenditure and working capital requirements, and is also an indicator of profitability. The Company believes that this reporting provides better transparency and comparability to its operating results. The Company uses both GAAP and non-GAAP financial measures to evaluate its financial performance.

Non-GAAP Reconciliation – EBITDA

EBITDA

(Unaudited, dollars in thousands)

Year ended December 31,	2024	2023

Net income	$30,563	$48,215

Income tax expense	7,212	10,609
Depreciation and amortization expense	22,063	22,383
Interest expense	102	205
Interest income	(4,885)	(5,465)
EBITDA	$55,055	$75,947
EBITDA margin	10.3%	14.0%
Net income margin	5.7%	8.9%

EBITDA is defined as earnings before interest, taxes, and depreciation and amortization. The Company calculates this by adding the amount of interest expense, income tax expense and depreciation and amortization expenses that have been deducted from net income back into net income, and subtracting the amount of interest income that was included in net income from net income to arrive at EBITDA. The Company’s EBITDA calculation also excludes any one-time non-cash, non-operating expense.